UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2019

ATYR PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37378	20-3435077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3545 John Hopkins Court, Suite #250 San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: (858) 731-8389

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LIFE	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☒

Item 3.03  Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Annual Meeting of Stockholders of aTyr Pharma, Inc. (the “Company”) held on May 8, 2019, the Company’s stockholders approved an amendment to the Company’s Restated Certificate of Incorporation (the “Amendment”) to effect a reverse stock split of the Company’s common stock at a ratio in the range of one-for-three (1:3) to one-for-fifteen (1:15), with such ratio to be determined in the discretion of the Company’s Board of Directors (the “Board”).

Pursuant to such authority granted by the Company’s stockholders, the Board approved a one-for-fourteen (1:14) reverse stock split (the “Reverse Stock Split”) of the Company’s common stock and the filing of the Amendment to effectuate the Reverse Stock Split.  The Amendment was filed with the Secretary of State of the State of Delaware on June 28, 2019, and the Reverse Stock Split will become effective in accordance with the terms of the Amendment at 5:00 p.m. Eastern Time on June 28, 2019 (the “Effective Time).

The Amendment provides that, at the Effective Time, every 14 shares of the Company’s issued and outstanding common stock will automatically be combined into one issued and outstanding share of common stock, without any change in par value per share.

As a result of the Reverse Stock Split, the number of shares of common stock outstanding will be reduced from approximately 49.4 million shares to approximately 3.5 million shares, the number of authorized shares of common stock will be reduced from 150.0 million shares to 10.7 million shares and the number of shares of common stock issuable upon conversion of the outstanding shares of the Company’s Series X Preferred Stock will be reduced from 8.2 million shares to 0.6 million shares.  As a result of the Reverse Stock Split, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options, restricted stock units and warrants, which will result in a proportional decrease in the number of shares of the Company’s common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock units and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants. In addition, the number of shares reserved for issuance under the Company’s equity compensation plans immediately prior to the Effective Time will be reduced proportionately.

No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share will be entitled to rounding up of the fractional share to the nearest whole number.

The Company’s common stock will begin trading on the Nasdaq Capital Market on a split-adjusted basis when the market opens on July 1, 2019. The Company’s common stock will continue to trade under the ticker symbol “LIFE” and the new CUSIP number for the Company’s common stock following the Reverse Stock Split is 002120 202.

The foregoing description is qualified in its entirety by the Amendment, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01  Other Events

On June 28, 2019, the Company issued a press release announcing the Reverse Stock Split.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

3.1	Certificate of Amendment to Restated Certificate of Incorporation of aTyr Pharma, Inc.
99.1	Press Release of aTyr Pharma, Inc., dated June 28, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATYR PHARMA, INC.

	By:	/s/ Jill M. Broadfoot
Jill M. Broadfoot
Chief Financial Officer

Date: June 28, 2019